FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15 (d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): May 25, 2001


                        Klamath First Bancorp, Inc.
                        ---------------------------
          (Exact name of registrant as specified in its charter)



        Oregon                         0-26556            93-1180440
----------------------                ---------          ------------
State or other jurisdiction           Commission         (I.R.S. Employer
 of incorporation                     File Number        Identification No.)



540 Main Street, Klamath Falls, Oregon                              97601
---------------------------------------                            --------
(Address of principal executive offices)                           (Zip Code)


       Registrant's telephone number (including area code):  (541) 882-3444

                                 Not Applicable
                                 --------------
           (Former name or former address, if changed since last report)

Item 2.  Other Events
---------------------

     The Registrant's wholly-owned subsidiary, Klamath First Federal Savings and Loan Association, has entered into a Branch Purchase and Assumption Agreement dated May 25, 2001 ("Agreement") with Washington Mutual Bank ("Washington Mutual") to purchase twelve (12) Western Bank branch offices and one Washington Mutual financial center ("Branches") located in the State of Oregon. The purchase of the Branches includes deposit accounts and repurchase liabilities of approximately $416 million and loans of approximately $178 million. The deposits are being purchased at an 8.0% premium, which based on the current amounts equates to approximately $33.0 million.

     In connection with the transaction, Klamath First Federal Savings and Loan Association will be acquiring a presence in the following Oregon cities:
Astoria, Baker City, Bandon, Cave Junction, Clatskanie, Coos Bay(2), Florence, La Grande, North Bend, Seaside and Tillamook(2).

     Consummation of the transaction contemplated by the Agreement is anticipated by the end of third quarter of 2001 and is subject to the receipt of all applicable regulatory approvals.

     For further information, reference is made to the Agreement and the Registrant's press release dated May 29, 2001 which are attached hereto as Exhibits 2 and 99, respectively, and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

     Exhibit
     -------

        2        Branch Purchase and Assumption Agreement dated May 25, 2001

        99       Press Release dated May 29, 2001

                                 SIGNATURES
                                 ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     KLAMATH FIRST BANCORP, INC.



DATE: May 30, 2001                   By: /s/Kermit K. Houser
                                         -------------------------------------
                                         Kermit K. Houser
                                         President and Chief Executive Officer

                                     Exhibit 2

            Branch Purchase and Assumption Agreement Dated May 25, 2001

                   BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                 BY AND BETWEEN

                             WASHINGTON MUTUAL BANK

                                      AND

              KLAMATH FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION


                                     Dated

                                     as of

                                 May 25, 2001

                                 SCHEDULES

Schedule 1.3(a)     Assumed Contracts
Schedule 1.3(b)     Contracts not Assumed
Schedule 1.6        Banking Offices
Schedule 1.11       Excluded Loans
Schedule 1.15       Liabilities
Schedule 1.22       Real Property
Schedule 1.25       Transferred Employees
Schedule 2.1        Liens and Encumbrances
Schedule 2.3        Trial Settlement Statement
Schedule 5.19       Transferred Assets
Schedule 7.4        Finders/Brokers
Schedule 7.9        Non-Contravention
Schedule 7.12       Employee Agreements

                                  EXHIBITS

Exhibit A     Deed

Exhibit B     Assignment and Assumption Agreement

Exhibit C     Bill of Sale and Assumption Agreement

                    BRANCH PURCHASE AND ASSUMPTION AGREEMENT


     This Agreement is made and entered into this 25th day of May, 2001, by and between WASHINGTON MUTUAL BANK, a Washington State chartered stock savings bank ("WMB"), and Klamath First Federal Savings and Loan Association, a federal savings association ("Buyer").

     WHEREAS, WMB desires to sell certain depository accounts and other liabilities and certain loans and other assets attributable to certain of its branch banking offices located in the State of Oregon upon the terms and conditions hereinafter set forth, and

     WHEREAS, Buyer is willing to acquire such loans and other assets and to assume such deposits and other liabilities upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties to this Agreement do hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     Unless the context otherwise specifies and requires, the following terms have the meanings given below:

     1.1 "Agreement" means this Branch Purchase and Assumption Agreement together with all exhibits and schedules attached hereto.

     1.2 "Assets" means, subject to any adjustments described elsewhere in this Agreement: (i) the equipment, personal property and other fixed assets set forth on the list to be provided by Buyer pursuant to Section 5.19; (ii) all inventories and supplies on hand at the Banking Offices as of the Closing Date, except for supplies of the loan departments upon which the name or logo of WMB or any affiliated entity are affixed; (iii) books and records of WMB as described in Section 2.5 hereof; (iv) all rights of WMB under express or implied warranties given or made in connection with the Assets, if any; (v) all of WMB's right, title and interest in and to the Assumed Contracts, (vi) all of WMB's right, title and interest in and to all the Real Property other than the Excluded Real Property; (vii) all Transferred Loans; and (viii) cash on hand at each Banking Office, cash due and cash items in the process of collection for each Banking Office at the close of business on the Closing Date. WMB and Buyer understand and agree that the Assets do not include loss reserves on any Loan and that no loan loss reserves are being transferred pursuant to this Agreement.

     1.3 "Assumed Contracts" means all mortgages, real property leases, contracts, equipment and personal property leases (including safety deposit box leases), and other agreements of WMB attributable to the Banking Offices that are assumed by Buyer hereunder.

All such contracts, leases and agreements, etc. are set forth on Schedule 1.3(a) and the contracts not being assumed are set forth on Schedule 1.3(b).

     1.4 "Average Deposit Liabilities" means the daily average of the principal amount of the balances (excluding accrued interest payable thereon) of the Deposit Liabilities for the 14 day period prior to and including the Closing Date.

     1.5 "Average Repurchase Liabilities" means the daily average of the principal amount of Repurchase Liabilities attributable to the Banking Offices for the 14 day period prior to and including the Closing Date.

     1.6 "Banking Offices" means WMB's thirteen (13) banking offices described on Schedule 1.6.

     1.7 "Closing" means the closing of the transactions contemplated by this Agreement, which is to take place via telephone by the parties' at their respective headquarters or such other place and method as shall be mutually agreed to in writing by the parties hereto, at 10:00 a.m. Pacific time, on the Closing Date. Unless otherwise agreed to by the parties, the Closing will be deemed to occur, and will be effective, at 11:59 p.m., Pacific Time, on the Closing Date.

     1.8 "Closing Date" means the first day which is the last business day of a calendar month and is at least five business days after the receipt of all regulatory approvals and the expiration of any legally required waiting, protest or appeal periods and the satisfaction of the other conditions to Closing (other than conditions which by their terms are to be satisfied at Closing), or such other date as is mutually agreed to by the parties hereto.

     1.9 "Confidentiality Agreement" means that letter agreement dated March 5, 2001, by and between WMB and Buyer.

     1.10 "Deposit Liabilities" means those deposit liabilities attributable to the Banking Offices, as of the Closing Date (plus accrued interest payable thereon as of the Closing Date) including, without limitation, all passbook accounts, statement savings accounts, checking accounts, NOW accounts, money market deposit accounts, time deposits, certificates of deposit and IRA accounts; provided, however, that Deposit Liabilities will not include (i) any IRA accounts which are not transferred to Buyer's master agreement as provided in Section 2.6(b) or (ii) any deposit liability owed to any customer with respect to whom there exists an Excluded Loan.

     1.11 "Excluded Loans" means (i) any Loan that is 90 days or more delinquent or otherwise on non-accrual status at the Closing, and (ii) any Loan that is classified by WMB as "substandard." WMB and Buyer agree that the Loans listed on Schedule 1.11 constitute all of the Excluded Loans as of March 31, 2001. Additions to or removals from such list shall be made in accordance with Section 2.4.

     1.12  "Excluded Real Property" has the meaning set forth in Section 5.22.

     1.13  "FDIC" means the Federal Deposit Insurance Corporation.

     1.14 "Leased Real Property" means the real property, and all improvements thereon, leased by WMB on which the Banking Offices described on
Schedule 1.6 are located.

     1.15 "Liabilities" means all Deposit Liabilities, all Repurchase Liabilities, all obligations of WMB under the Assumed Contracts, and all other miscellaneous liabilities specified on Schedule 1.15.

     1.16 "Loan" means any loan, together with any accrued but unpaid interest, owned by WMB as of the Closing Date that is attributable to the Banking Offices.

     1.17 "Long Term Leave" An employee of WMB or its affiliates shall be deemed to be on "Long Term Leave" if at the Closing such employee has been approved for long term disability leave under WMB's long term disability program.

     1.18 "Material Adverse Effect" means (a) with respect to the Banking Offices, a material adverse effect on the business, financial condition or results of operation of the Banking Offices, taken as a whole, and (b) with respect to WMB or Buyer, as the case may be, a material adverse effect on such party's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is
(i) any change in banking, savings association or similar laws, rules or regulations or in laws, rules or regulations that affect in general the business in which the Banking Offices engage or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) the announcement of this Agreement or action or omission taken in accordance with this Agreement or with the prior written permission of the other party and
(iv) any changes in interest rates or general economic conditions affecting banks, saving associations or their holding companies generally.

     1.19 "Notes" has the meaning set forth in Section 7.10 of this Agreement.

     1.20 "Payment Amount" means the amount set forth in Section 3.1 of this Agreement.

     1.21 "Premium" means 8% of the sum of (i) the book value of the Average Deposit Liabilities (stated as a positive number) and (ii) the book value of the Average Repurchase Liabilities (stated as a positive number).

     1.22 "Real Property" means the real property, and all improvements thereon, owned by WMB on which the Banking Offices described on Schedule 1.22 are located.

     1.23 "Repurchase Liabilities" means all obligations of WMB under repurchase agreements between WMB and any customer of the Banking Offices.

     1.24 "Short Term Leave" An employee of WMB or its affiliates shall be deemed to be on "Short Term Leave" if at the Closing such employee is absent from work for any reason other than: (i) an absence in connection with a previously scheduled vacation lasting thirty or fewer days or (ii) an absence because such employee is on Long Term Leave.

     1.25 "Transferred Employees" means the employees of WMB or its affiliates listed on Schedule 1.25; provided that Transferred Employees shall not include any employee on long term leave as of the Closing Date. Schedule
1.25 also contains the current salary and salary history of each Transferred Employee and each Transferred Employee's accrued or earned vacation, sick and disability leave.

     1.26  "Transferred Loans" means all Loans other than the Excluded Loans.

     1.27 Other Defined Terms. The following terms have the meanings given such terms in the section set forth below:

                           AAA                           Section 9.7
                           Buyer                         Preamble
                           COBRA                         Section 7.12
                           DP Information                Section 5.20
                           Estimated Amount              Section 6.1
                           Indemnitee                    Section 9.1
                           Indemnitor                    Section 9.1
                           Liability Threshold           Section 9.2
                           Notes                         Section 7.10
                           Payment Amount                Section 3.1
                           Representatives               Section 5.1
                           Real Property Appraised Value Section 2.3
                           Returned Item                 Section 12.5
                           WMB                           Preamble

                                      ARTICLE II

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

     2.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, WMB will transfer, convey, assign and deliver to Buyer all of its right, title and interest in and to the Assets, free and clear of all liens and encumbrances, except for those liens and encumbrances set forth on Schedule 2.1.

     2.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, from and after the Closing Date, Buyer will assume all of WMB's obligations with respect to the Assumed Contracts, the Leased Real Property, the Real Property, the Transferred Loans, and the Liabilities including, without limitation, any reporting or filing obligations imposed by the Internal Revenue Service or any other regulatory authority. Buyer will assume and will pay, perform and discharge the Deposit Liabilities to customers of WMB as stated in WMB's applicable account records, rules and regulations attributed on the records of WMB to the applicable Banking Office. It is understood that Buyer may elect to make reasonable adjustments in interest payment periods, payment options and similar adjustments required to conform the accounts to the data processing capabilities of Buyer. Buyer will make such adjustment in accordance with its understanding of its legal rights and obligations and neither WMB nor its counsel express any opinion with respect to such legal rights or obligations nor does WMB consent with respect to such changes. As between Buyer and WMB, any such adjustments will have no effect on Buyer's agreement to pay the Deposit Liabilities as herein stated, and WMB will have no liability to any customer as a result of any such adjustments.

     2.3 Value of Assets and Deposit Liabilities. Except as otherwise provided in the Agreement or in any schedule or exhibit hereto, the value of the Assets, the Repurchase Liabilities and the Deposit Liabilities (other than the Real Property, which the parties agree shall be valued at its fair market value as appraised by one of the following appraisers to be agreed upon by the parties: Richard J. Duncan of Duncan & Brown, Inc., Margot E. Hansen of Hansen Morton Annand, Inc., Steven L. Herrmann of Herrmann & Company and Daniel J. Puffinburger of Duncan & Brown, Inc. (the "Real Property Appraised Value")) will be the net book value thereof as of the Closing Date as established by WMB in accordance with generally accepted accounting principles (or, in the event the book value of an Asset cannot be determined or is zero, an agreed upon price for such Asset, provided that if the parties fail to agree on the price of an Asset covered by this parenthetical, then it will not be transferred but will be retained by WMB). Attached hereto as Schedule 2.3 is a trial settlement statement prepared for the transaction as if the Closing Date had occurred on March 31, 2001. At the Closing, the same calculations shall be made subject to adjustments in amounts reflecting transactions made between March 31, 2001, and the Closing Date and for any other adjustments made in the ordinary course of business or in accordance with this Agreement.

     2.4  Excluded Loans.  The list of Excluded Loans set forth in Schedule
1.12 hereof will be updated by WMB from time to time prior to the Closing. Loans will be added or removed from Schedule 1.12 based upon WMB's customary banking practices and policies and applicable laws and regulations and with the concurrence of Buyer.

     2.5 Books and Records. From and after the Closing, Buyer will have the right to possession of any and all files, books of account and records directly relating to the Banking Offices, the Assets or the Liabilities affecting daily operations which are ordinarily maintained at the Banking Offices. All books and records relating to the Banking Offices, the Assets or the Liabilities held by either party will be open for inspection for reasonable purposes by the other party and its authorized agents, representatives, and regulators during regular business hours after the Closing Date, and the party with the right of inspection may, at its own expense, make copies of excerpts from such files, books of account and records as it deems desirable. All books and records relating to the Banking Offices, the Assets or the Liabilities will be maintained for a period at least equal to the longer of the period required by law or the normal retention period under WMB's or Buyer's (as the case may be) records management program, unless the parties agree upon a shorter period.

     2.6  IRA Accounts.

          (a) Included in the Deposit Liabilities are deposits of customers of the Banking Offices relating to IRA accounts (which the parties acknowledge includes SEP IRA accounts, SIMPLE IRA accounts and any other type of retirement account reflected on the general ledgers of the Banking Offices) pursuant to which WMB is currently acting as custodian.

          (b) Within such period prior to the Closing Date as is required by applicable law or regulation, WMB will, at its sole cost and expense, notify the depositors who maintain such IRA accounts of WMB's intent to resign as custodian as of Closing and to appoint Buyer as successor custodian and the discharge and release of WMB from all liabilities as custodian from and after the effective time of its resignation. Buyer will accept such appointment as successor custodian, however, only if the customer accepts and agrees to such appointment and to Buyer's master IRA agreement. It is agreed that WMB is required to notify each such depositor only once, which notification will be by means of a letter approved by Buyer and accompanied by all appropriate forms and documents necessary to effect such replacement and release and to adopt Buyer's master agreement. The IRA account of any customer not accepting the appointment of Buyer and the Buyer's master plan will not be included in the Deposit Liabilities.

                                   ARTICLE III

                                  CONSIDERATION

     3.1 Consideration. In consideration of the transactions set forth herein, WMB will pay to Buyer at Closing an amount (the "Payment Amount") equal to the value of the Deposit Liabilities and the Repurchase Liabilities (as valued pursuant to Section 2.3) plus the accrued amount for any vacation days transferred to Buyer for any Transferred Employee pursuant to Section 5.12(d), less the value of the Assets other than the Real Property (as valued pursuant to Section 2.3) less the Premium and less the Real Property Appraised Value, subject to adjustments as provided in Article 12 or elsewhere in this Agreement. The parties agree that at Closing at least one representative of each party will jointly count the cash on hand at each Banking Office for the purpose of determining the amount of post-Closing settlements set forth in
Article XII, if any.

     3.2 Proration. Except as otherwise specifically provided in this Agreement, it is acknowledged that WMB will operate for its own account the Banking Offices through the Closing Date and that Buyer will operate for its own account the Banking Offices after the Closing Date. Accordingly, except as otherwise specifically provided in this Agreement, items of income and expense allocable to the Assets and Liabilities will be prorated as of the Closing Date, whether or not such adjustment would normally be made as of such time.

     3.3 Taxes and Assessments. All excise and real estate transfer taxes which are payable or arise as a result of this Agreement will be paid by WMB. All assessments, including local improvement district assessments, that are levied against the Real Property or the Leased Real Property will be prorated.

     Real estate taxes assessed against the Real Property or the Leased Real Property will be apportioned at the Closing on the basis of the tax year during which the Closing occurs in such manner that WMB will pay or, at its option, allow Buyer as a credit against the consideration to be paid to WMB hereunder that portion thereof which corresponds to the portion of such tax year which has expired on the Closing Date, and Buyer will pay or assume the balance. Water charges, sewer use charges, garbage and all other utility and similar charges, if any, will be
                                        6
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prorated and will be apportioned as of the Closing Date as estimated on the basis of the best information available.

                                    ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1 Conditions Precedent to the Obligations of Both Parties. The obligations of each of the parties to this Agreement are subject to fulfillment at or prior to the Closing Date of each of the following conditions, but compliance with or occurrence of any one or more of such conditions precedent (other than the conditions set forth in Section 4.1(a)) may be waived by the parties in writing.

          (a) Regulatory Approvals. All approvals and consents of any relevant state and federal regulatory agencies required to consummate the transaction contemplated hereby will have been obtained and all necessary conditions, including all legally required waiting, protest or appeal periods, of or relating to such approvals will have expired or been fully satisfied; provided, however, that either party may deem this condition unfulfilled if any such approval is subject to a qualification or condition which, in the reasonable judgment of such party after consultation with the other party, (i) prohibits any of the parties or their affiliates from engaging in any activity which they currently conduct and which is otherwise permitted to it under applicable law, or (ii) has a material and adverse impact on the value of the transaction contemplated by this Agreement. Notwithstanding the preceding sentence, in the event a regulatory agency fails to approve the transaction contemplated by this Agreement or imposes a condition under (i) or (ii) above, the parties agree to cooperate and use best efforts to meet and work with such regulatory agency to resolve the problem and to obtain the appropriate approvals.

          (b) Absence of Litigation. No action or proceeding instituted by any governmental agency or to prevent the consummation of the transactions covered and contemplated by this Agreement will be pending at the time of the Closing, and no order by any governmental authority prohibiting or preventing the Closing will be in effect.

          (c) Leases for Excluded Real Property. The parties shall have executed and delivered the leases, if any, required under Section 5.22.

     4.2 Condition Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are further subject to the satisfaction of each of the further conditions precedent, as set forth in this Section 4.2, any one or more of which may be expressly waived by Buyer in writing.

          (a) Each of the obligations of WMB required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement will have been duly performed and complied with in all material respects (without reference to any materiality standard therein) and the representations and warranties of WMB contained in this Agreement will be true and correct (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date except as to any representation or warranty that specifically relates to an earlier date and except where the failure of such representations and warranties to be true and correct would not have and would not be reasonably expected to have in the aggregate a Material Adverse Effect on the Banking Offices.

          (b) Buyer will have received a certificate from WMB substantially in the form described in Section 6.2(e).

          (c) On or prior to Closing, WMB will have obtained and delivered all material consents reasonably necessary to authorize the transfer and assignment to Buyer of, or the substitution of Buyer for WMB under, all material Assumed Contracts (without any material alterations required by any third party and preserving for Buyer all material rights and privileges thereunder).

          (d) On or prior to Closing, WMB will have obtained and delivered a title insurance policy with owner's extended coverage, covering all the Real Property showing no liens, encumbrances or charges, except those not objected to by Buyer, and except for current taxes not delinquent, printed exceptions generally contained in any owner's extended coverage policy of title insurance, rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the Real Property and easements and reservations of record which do not in the aggregate have a Material Adverse Effect on the Banking Offices. Buyer will reimburse WMB for the difference in cost between insurance policies with owner's standard coverage and owner's extended coverage policies with respect to the Real Property. WMB will have a preliminary title report delivered to Buyer as soon as reasonably practical.

          (e) Since the date hereof and subject to the provisions of Section 5.15, there will not have been any changes in the Assets or Liabilities or in the condition (financial or otherwise), of properties, assets, liabilities, business or operations of the Banking Offices which in the aggregate have or would be reasonably expected to have a Material Adverse Effect on the Banking Offices.

          (f) Buyer has not delivered a notice of termination to WMB as provided in Section 5.15.

          (g) On or prior to Closing, WMB will have terminated all leases, subleases, licenses or similar agreements permitting any affiliate of WMB to lease, use or occupy space in any of the Banking Offices or in the Real Property.

          (h) On or prior to Closing, WMB will have delivered to Buyer any landlord consent necessary for Buyer to occupy and use any of the Banking Offices located on real property not owned by WMB.

          (i) In addition to the obligations required to be performed by WMB prior to Closing, if the average of the total Deposit Liabilities for the 30 calendar day period ending on the Closing Date is 10% or more greater than the average of the total Deposit Liabilities for the 30 calendar day period ending on the date hereof, then Buyer may, in its sole discretion, upon written notice to WMB, cancel this Agreement without any liability therefore.

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     4.3  Conditions Precedent to the Obligations of WMB.  The obligations of
WMB under this Agreement are further subject to the satisfaction of each of the further conditions precedent set forth in this Section 4.3, any one or more of which may be expressly waived by WMB in writing.

          (a) Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement will have been duly performed and complied with in all material respects (without reference to any materiality standard therein) and the representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date except as to any representation or warranty that specifically relates to an earlier date.

          (b) WMB will have received a certificate from Buyer substantially in the form described in Section 6.3(a).

          (c) Since the date of this Agreement, there will not have been any material adverse changes in the assets or liabilities or in the condition (financial or otherwise) of properties, assets, liabilities, business or operations of Buyer, where such change would prevent or materially impair Buyer from fulfilling the terms and conditions of this Agreement.

                                   ARTICLE V

                    COVENANTS AND AGREEMENTS OF THE PARTIES

     5.1 Review; Confidentiality. To the extent that it is legally permitted to do so and subject to Section 5.2, WMB will permit Buyer and its authorized representatives, accountants, independent appraisers and counsel (collectively, "Representatives") to have access during regular business hours, upon prior reasonable notice and in such manner as will not interfere with the conduct of WMB's business, to all of the properties and books and records of or relating to the Banking Offices, the Assets or the Liabilities, and to all other information with respect to the business affairs, financial condition, and assets of the Banking Offices, as Buyer may from time to time reasonably request. Buyer and WMB will provide each other promptly with information as to any significant developments in the performance of this Agreement and will promptly notify the other if either discovers that any of its representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or becomes untrue or incorrect in any material respect. Buyer and its Representatives will treat all information furnished to Buyer by WMB in connection with this Agreement in accordance with the Confidentiality Agreement.

     5.2 Right to Inspect. From and after the date of this Agreement, and so long as this Agreement has not been terminated, Buyer shall have the right to enter upon the Real Property or the Leased Real Property and make inspections, studies and surveys thereof, but only in accordance with the following terms and conditions:

          (a) Buyer may enter upon the Real Property or the Leased Real Property for the purpose of inspections, studies and surveys, only upon three
(3) business days prior notice to WMB, and only in the presence of the manager of the Banking Office or another agent or employee of WMB. At WMB's option, Buyer shall provide WMB with lien waivers from those persons performing such inspections, studies or surveys prior to the commencement of work.

          (b) Buyer will not permit the creation of any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer in the employ or acting at the request or direction of Buyer or any agent of Buyer. Buyer hereby expressly agrees to protect, defend and indemnify WMB against and hold WMB harmless with respect to any claims, liens, encumbrances or causes of action which arise out of or are in any way related to Buyer's activities at the Real Property or the Leased Real Property, including without limitation WMB's costs, expenses and reasonable attorney's fees incurred in connection with defending against or clearing WMB's title to the Real Property or the Leased Real Property of such claims, liens, encumbrances and causes of action. At WMB's option, Buyer shall provide WMB with lien waivers from those persons performing such inspection, studies or surveys prior to commencement of the work.

          (c) Buyer hereby expressly agrees to indemnify WMB against and hold WMB harmless from and against all liability and expense (including reasonable attorneys' fees) in connection with all claims, suits and actions of every name, kind and description brought against WMB, its agents or employees by any person or entity as a result of or on account of injury (including death) or damage to persons, entities and/or property received or sustained, arising out of, in connection with or as a result of acts or omissions of Buyer or its agents or employees in exercising its rights under this Section 5.2, except to the extent caused by WMB's negligence.

          (d) Buyer shall be entitled to review all information, leases, contracts, studies, reports, operating information, and other documentation relating to the Real Property or the Leased Real Property which is in the possession of WMB. Notwithstanding anything contained in this Agreement to the contrary, WMB shall not be obligated to disclose to Buyer (i) any appraisal of the Real Property or the Leased Real Property or (ii) analyses of, or conclusions drawn by WMB from, any information relating to the Real Property or the Leased Real Property.

     5.3 Conduct of Business Pending Closing. From the date of this Agreement through the Closing Date, WMB will conduct its business and affairs at the Banking Offices in the ordinary course and will offer at the Banking Offices the same products and pay interest rates on deposits and charges for non-deposit products and services consistent with past practice, except where mutually agreed on by WMB and Buyer. Buyer and WMB will work together to define and implement the operational procedures necessary to transfer the Banking Offices to Buyer. Within two (2) days after the execution and delivery of this Agreement, WMB and Buyer will each designate an individual to serve as liaison concerning operations matters. WMB will use its best efforts in good faith to provide to Buyer, on a monthly basis, WMB's internal loan classifications for the Loans. From and after the date hereof through the Closing Date, except as may be required by a regulatory authority, WMB will not, without prior written consent of Buyer:

          (a) Cause or permit the Banking Offices to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business consistent with past practice;

          (b) Directly or indirectly solicit the depository banking business or the non-residential lending business of any customer of Banking Offices; provided, however, that this provision shall not be deemed to prohibit general advertisements and solicitations not specifically directed or targeted to customers of the Banking Offices or solicitations to any customers of the Banking Offices with whom WMB or any affiliate maintains a banking, lending or other financial relationship;

          (c) Cause or permit the Banking Offices to transfer to WMB's other operations any material amount of Assets or Liabilities, except for (i) equipment and supplies, if any, which have a unique function in WMB's business and ordinarily would not be useful to Buyer (such as, for example, computer software and sign inserts which refer to WMB), and (ii) cash and other customary inter-bank transfers made in the ordinary course of business in accordance with WMB's normal banking practices;

          (d) Cause or permit the Banking Offices to transfer to WMB's other operations any deposits of the type included in the Deposit Liabilities (except pursuant to an unsolicited customer request where it would be customary banking practice to honor such request);

          (e) Transfer, assign, encumber, or otherwise dispose of or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of the Real Property or any other Assets, except for transactions in the ordinary course of business involving assets other than Real Property or the Leased Real Property;

          (f)  Make any material capital investment in any Asset;

          (g) Enter into or amend any material continuing contract relating to the Banking Offices, the Real Property or the Leased Real Property which would be included among the Liabilities, for the purchase or lease of materials, supplies, equipment or services unless such contract can be terminated on not more than thirty (30) days' notice without cause and without payment of any material amount as a penalty, bonus, premium, or other compensation for termination;

          (h) Undertake any actions which (i) are inconsistent with a program to use all reasonable efforts to maintain good relations with WMB's employees employed at the Banking Offices and customers, unless such actions are required or permitted by this Agreement, (ii) increase the personnel at the Banking Offices, or (iii) increase the salaries or benefits of the Transferred Employees, except as consistent with past practice;

          (i) File any application with regulatory authorities to relocate any Banking Office;

          (j) Terminate the operations of any Banking Office or sell or otherwise transfer any such operations to any third party;

          (k) Except as otherwise provided in Section 5.21, enter into any leases, subleases, licenses or similar agreements permitting any affiliated or non-affiliated parties to lease, use or occupy space in any Banking Office or on the Real Property;

          (l) Transfer employees to or from any Banking Office and WMB's other operations other than temporary assignments of a fill-in nature in the ordinary course of business;

          (m) Take any action inconsistent with maintaining the tangible personal property and equipment included among the Assets in good operating condition and repair, except for ordinary and reasonable wear;

          (n) Take any action that would cause the termination of or reduction in coverage of any insurance policy currently in effect on or relating to the Banking Offices, the Assets or the Liabilities;

          (o) Fail to comply in any material respect with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the Assets, the Liabilities or the operation of the Banking Offices;

          (p) Directly or indirectly solicit or encourage any customer of the Banking Officers to transfer such customer's depository banking business or the non-residential lending business to any office of WMB other than the Banking Offices; provided, however, that this provision shall not be deemed to prohibit general solicitations not specifically directed or targeted to customers of the Banking Offices. Notwithstanding the provisions of this
Section 5.13(p), WMB or any affiliate may continue to engage in all customary communications, including distribution of solicitations and promotional materials, with any customers of the Banking Offices with whom WMB or any affiliate maintains a banking, lending or other financial relationship pursuant to the terms of this Agreement independently of the Banking Offices, including but not limited to customers whose loans are Excluded Loans.

         (q) Conduct advertising, solicitations or other promotional activities specifically targeted at the geographic areas set forth in Section
5.17 or that specifically mention one or more of the Banking Offices, provided, however, that this provision shall not be deemed to prohibit general solicitations not specifically directed or targeted to customers of the Banking Offices, and provided further that WMB shall not be deemed to be in breach of this provision as the result of any advertisement, solicitation or other promotional activity that occurs in the fourteen days immediately following the date of this Agreement that was initiated or otherwise put in place prior to the date hereof.

          (r)  Agree to do any of the foregoing.

     5.4 Regulatory Approvals. Each party agrees to use its best efforts to obtain and, where necessary, to assist the other party in obtaining the regulatory approvals referred to in Section 4.1 of this Agreement. WMB and Buyer agree to use their best efforts to file initial regulatory applications for approvals as soon as reasonably practicable and no later than June 1, 2001

     5.5 Further Assurances; Transitional Matters. From and after the Closing Date, WMB will execute, acknowledge, and deliver such assurances as may be reasonably necessary to effectively vest in Buyer all of WMB's right, title and interest in and to the Assets. From the date hereof through Closing, WMB will provide Buyer all reasonable assistance requested by Buyer in order to effect as of Closing the orderly transfer of the Banking Offices, the other Assets and the Liabilities including providing information so Buyer can provide the notifications and documents necessary hereunder or to effect the transfer, and, except as otherwise provided in this Agreement, for a period of six (6) months after the Closing Date, WMB will provide such similar reasonable assistance to Buyer appropriate to effect the orderly transfer of the Banking Offices, other Assets and the Liabilities.

     5.6 Consents. WMB will use its best efforts to obtain and deliver to Buyer on the Closing Date all consents reasonably necessary to authorize the transfer and assignment to Buyer of, or the substitution of Buyer for WMB under, all Assumed Contracts. Notwithstanding the foregoing, this Agreement will not constitute an agreement to assign any Assumed Contract if any attempted assignment thereof would constitute a breach thereof or would materially and adversely affect the rights of WMB thereunder. Buyer will use its best efforts to assist WMB in obtaining the above-described consents. In no event shall either WMB or the Buyer be obligated to pay any money to any person or entity or to offer or grant other financial or other accommodations to any person or entity in connection with obtaining any consent, waiver, confirmation or approval with respect to any Assumed Contract.

     5.7 Termination of Contracts Not Assumed. As of or prior to the Closing Date WMB will terminate with respect to the Banking Offices all existing contracts listed on Schedule 1.3(b) that WMB does not wish to continue.

     5.8 Indemnification by WMB. Subject to the provisions of Article 9 hereof, WMB will indemnify Buyer against and hold Buyer harmless from any and all losses, costs, damages, and expenses in respect of suits, proceedings, demands, judgments, expenses, and costs, including, without limitation, costs and expenses of counsel, which Buyer may suffer or incur by reason of any of the following: (i) breach of any representation, warranty, agreement or covenant by WMB contained in this Agreement or in any other document to be delivered at Closing; or (ii) act or omission of WMB occurring, on or prior to the Closing Date, with respect to the operations of the Banking Offices (including, without limitation, any Bank Secrecy Act violations occurring prior to Closing, failure by WMB to correctly file or pay any taxes or tax information with respect to the Assets or Liabilities prior to Closing and any act or omission by WMB in connection with its acting as a custodian of IRA accounts at the Banking Office prior to Closing; but not including (i) any state of facts existing or any acts or omission of WMB relating to the Loans except to the extent that such fact, act or omission constitutes a breach of a representation or warranty by WMB herein, and (ii) any state of facts existing, or act or omission of WMB with respect to hazardous substances described in Section 7.6, the title to the Real Property and any claims, liens or encumbrances thereon (it being understood and agreed that Buyer will rely upon title insurance for these purposes) or the condition of the Real Property or the Banking Offices). Buyer acknowledges and agrees that its right to indemnification under this section does not include any costs or expenses of paying or performing the Liabilities assumed by Buyer in accordance with their terms.

     5.9 Indemnification by Buyer. Subject to the provisions of Article 9 hereof, Buyer will indemnify WMB against and hold WMB harmless from any and all losses, costs, damages, and expenses in respect of suits, proceedings, demands, judgments, expenses, and costs, including, without limitation, costs and expenses of counsel, which WMB may suffer or incur by reason of any of the following: (i) breach of any representation, warranty, agreement or covenant of Buyer contained in this Agreement or in any other document to be delivered at Closing; or (ii) the operations or activities of the Banking Offices hereafter conducted, as the case may be (including, without limitation, any Bank Secrecy Act violations occurring after Closing, any failure by Buyer to correctly file or pay tax or tax information with respect to the Assets or Liabilities after Closing, any act or omission by Buyer in connection with its acting as a custodian of IRA accounts at any Banking Office after Closing), provided, however, that there shall be excluded from the foregoing indemnity obligation any liability resulting from a fact or circumstance which constitutes a breach of any representation, warranty, agreement or covenant of WMB in this Agreement; or (iii) any adjustments with respect to Deposit Liabilities made by Buyer pursuant to the third sentence of Section 2.2.

     5.10 Further Assurances. From and after the Closing Date, Buyer will (i) give such further assurances to WMB and will execute, acknowledge, and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge WMB from any obligations remaining under the Liabilities assumed by Buyer (other than any such obligations arising from fraudulent conduct on the part of WMB), and
(ii) use its best efforts to assist WMB in the orderly transition of the operations of the Banking Office being acquired by Buyer.

     5.11 Notification of Customers; Change of Name.

          (a) After all regulatory approvals have been obtained but prior to the Closing and in compliance with all applicable laws and regulations, WMB will at its expense prepare and deliver a letter, on WMB's stationery, in form and substance reasonably satisfactory to Buyer, informing customers and depositors of the Banking Offices who have Deposit Liabilities of the transfer of Assets and Liabilities contemplated by this Agreement. With respect to any customer notice which is required by applicable law or regulation to be mailed by WMB, WMB will, no later than the applicable deadline and at Buyer's expense, mail a letter prepared by WMB in form and substance reasonably satisfactory to Buyer to each such customer.

          (b) Within such period as may be required by applicable law and regulations but no later than five (5) business days following the Closing Date, Buyer at its expense will mail to each account holder of a checking, money market deposit or NOW account: (i) a letter prepared by Buyer, in form and substance reasonably satisfactory to WMB, notifying such depositor of the transfer of his or her account to Buyer, requesting that such account holder cease writing checks or drafts against his or her WMB's account immediately following receipt of such letter (or such other period as may be required by applicable law or regulation) and (ii) check order forms, replacement checks bearing Buyer's transit and routing number and any other documents to be signed by the account holder to establish a similar account with Buyer.

          (c) Within five (5) business days after the Closing Date, Buyer will, at its expense, mail a letter prepared by Buyer, in form and substance reasonably satisfactory to WMB, to each customer whose Loan was transferred to Buyer and requesting that such customer remit all payments on such Loan to Buyer.

          (d) At Buyer's option and upon 30 days notice, WMB agrees to do the mailings prior to Closing on Buyer's behalf provided that the costs of the mailings will remain the liability of Buyer.

          (e) WMB shall remove, at its own expense, any or all interior and exterior signs at the Banking Offices identifying WMB or Western Bank. Signs will be covered or removed by the opening of business on the first business day after the Closing Date and all signs removed within ten business days following the Closing Date. From and after the Closing Date, Buyer will at its expense as soon as reasonably practicable change the name on all documents and facilities relating to the Banking Offices to Buyer's name or to a name which is not deceptively similar to Washington Mutual or Western Bank. Buyer may not use the names "Washington Mutual," "Washington Mutual Bank," "Western Bank" or any similar name in any way except as may be necessary to provide notice to customers of the Banking Offices of the transactions made pursuant to this Agreement.

     Nothing in this Section 5.11 requires Buyer to undertake to reissue deposits or rewrite other documents assumed by or assigned to Buyer on the Closing Date, except in the ordinary course of business.

     5.12 Employees.

          (a) WMB shall terminate all Transferred Employees effective as of the Closing Date, except for any Transferred Employee on Short Term Leave or Long Term Leave at the Closing. WMB shall terminate each Transferred Employee who is on Short Term Leave at the Closing upon such Transferred employee's return to work or clearance to return to work. Buyer agrees that it will offer employment to any Transferred Employee (including, upon such Transferred Employee's return from leave or clearance to return from leave, any Transferred Employee who is on Short Term Leave at the Closing Date, but not including any Transferred Employee on Long Term Leave at the Closing Date) and will employ, effective as of the Closing Date, any Transferred Employee who accepts such offer of employment. Buyer agrees that it will pay to any Transferred Employee who is terminated by Buyer other than for cause within 12 months after Closing severance benefits equal to the greater of (i) two weeks of such employee's compensation at the time of termination per full year of employment with WMB, but in no event to exceed 26 weeks, or (ii) two months of such employee's compensation at the time of his or her termination. The severance benefits shall be paid no later than the first regular pay date following the date that any termination is effective. Except as expressly stated in the immediately preceding two sentences, nothing in this section shall be deemed to create or grant to any employee any right to receive severance benefits.

          (b) Buyer agrees that it will pay to each Transferred Employee during the course of that Transferred Employee's employment with Buyer an annual base salary no less than the greater of (i) the annual base salary of a similarly situated Buyer employee performing the same or substantially similar job, or (ii) that Transferred Employee's annual base salary as of the day before the Closing Date.

          (c) Effective as of the Closing Date, all Transferred Employees shall become participants in all Buyer's employee benefit plans, practices, and policies on the same terms and conditions as similarly situated employees of Buyer. Without limiting the generality of the foregoing, prior service credit for each Transferred Employee's service with WMB, except as expressly provided otherwise herein, shall be given by Buyer with respect to all Buyer's employee benefit plans, practices, and policies to the extent that such crediting of service does not result in duplication of benefits. If any of the Transferred Employees becomes eligible to participate in any Buyer employee benefit plan, practice, or policy that provides medical, hospitalization or dental benefits, Buyer shall waive any pre-existing condition exclusions and actively at work requirements (but shall not waive general requirements of formal employment with Buyer). With respect to Buyer's employee stock ownership plan, each Transferred Employee will enter into Buyer's employee stock ownership plan on October 1, 2001, and will be eligible for an allocation on September 30, 2002, provided that such Transferred Employee will have worked a minimum of 1000 hours per fiscal year and is at least 21 years of age. With respect to Buyer's pension plan, no credit will be given for service prior to such Transferred Employee's employment by Buyer.

          (d) Buyer will make a one time payment on September 28, 2001 to each Transferred Employee of the excess vacation hours that have been accrued by such employee over the amount that would be permitted under the Buyer's vacation policy. All sick leave and disability leave earned and not used by a Transferred Employee prior to the Closing Date shall be maintained by Buyer after the Closing Date. From and after the Closing Date, all vacation time, sick leave and disability leave shall accrue for Transferred Employees at the same rate as for similarly situated Buyer employees, except that no Transferred Employee shall be entitled pursuant to this Agreement to accrue additional sick leave and disability leave after the Closing Date during any time such Transferred Employee has accrued but not used 480 or more hours of sick leave and disability leave.

          (e) For a period of one year after the Closing Date, WMB will not recruit or solicit any Transferred Employee to transfer jobs; provided that WMB may, with Buyer's consent, upon such an employee's initiation, transfer the job or change the duties of such employee and/or continue to employ such employee following the Closing Date.

          (f) This Section 5.12 shall not be construed to grant any employee of WMB a contractual right to employment by, or to receive any payment from, Buyer or WMB or through any employee benefit plan.

     5.13 Tax Information and Withholding. All tax information reporting and filing requirements and all tax withholding requirements with respect to the Assets and Liabilities are the responsibility of WMB up to and through the Closing Date and the responsibility of Buyer thereafter.

     5.14 No Solicitation. Neither WMB, nor any of its directors, executive officers, lawyers, accountants or investment bankers will, directly or indirectly encourage or solicit proposals or discussions with, or enter into negotiations with, or provide any information to, any person, entity or group other than Buyer concerning any sale or assumption of the Assets or Liabilities or concerning any other possible transaction which would preclude or materially adversely affect the ability of WMB to consummate the purchase and assumption of the Assets and Liabilities contemplated by this Agreement. Neither WMB, nor any of its directors, executive officers, lawyers, accountants or investment bankers has taken, since April 30, 2001, any of the actions described in the first sentence of this Section 5.14.

     5.15 Damage or Destruction. In the event that prior to Closing there occurs material physical damage to or destruction of the Real Property or the Leased Real Property or either Buyer or WMB receives or obtains written notice of any condemnation or eminent domain proceeding which affects the Real Property or the Leased Real Property, then Buyer will have the option, for a period of 30 days following such damage, either (i) to terminate this Agreement or (ii) to proceed with the transaction contemplated hereby. If Buyer elects to proceed with the transaction contemplated hereby, Buyer shall be entitled to receive and will be assigned all insurance proceeds payable with respect to the damage or destruction of such Real Property and WMB will pay over to Buyer any deductible under the applicable insurance policies; however, in the event of a condemnation or eminent domain proceeding WMB shall not be liable to restore the Real Property nor may Buyer be entitled to any condemnation award or payment in lieu thereof payable to WMB.

     5.16 Safe Deposit Boxes. Before Closing, WMB will provide to Buyer access to all leases or other agreements relating to the safe deposit boxes located in the Banking Offices. From and after the Closing, Buyer will perform and discharge all of WMB's liabilities with respect to such safe deposit boxes and the safe deposit business associated therewith, including maintaining all necessary facilities and providing all necessary services for the use of safe deposit boxes by the renters thereof, in accordance with the terms and provisions of the applicable leases or other agreements relating to such boxes, until such terms and provisions are properly modified by Buyer. Buyer will not be liable for any actions or the breach of any such lease or other agreement terms that occurred prior to Closing.

     5.17 Customer Solicitation. For eighteen months following Closing, WMB will not directly or indirectly solicit the depository banking business or the non-residential lending business of any customer of the Banking Offices and will not use customer information for the purpose of preparing or distributing any solicitation, marketing, or other materials relating to such depository banking business or non-residential lending business; provided, however, that this provision shall not be deemed to prohibit general solicitations not specifically directed or targeted to customers of the Banking Offices. For eighteen months following Closing, WMB will not open a branch or non-residential lending office located in the State of Oregon and within a 10 mile radius of any Banking Office; provided, however, that this restriction shall not apply in the event that WMB or an affiliate is acquired by a company that directly or indirectly owns one or more branches or non-residential lending offices located within the State of Oregon and within a 10 mile radius of any Banking Office or in the event that WMB or an affiliate acquires a company that owns one or more branches or non-residential lending offices located within the State of Oregon and within a 10 mile radius of any Banking Office, if the acquired company is not principally engaged in the banking business in the geographic areas described in this Section 5.17. Notwithstanding the provisions of this Section 5.17, WMB or any affiliate may continue to engage in all customary communications, including distribution of solicitations and promotional materials, with any customers of the Banking Offices with whom WMB or any affiliate maintains a banking, lending or other financial relationship pursuant to the terms of this

Agreement after the Closing Date or independently of the Banking Offices, including but not limited to customers whose loans are Excluded Loans.

     5.18 Escrow Agent. WMB and Buyer shall select a mutually acceptable escrow agent to use in connection with the sale of the Real Property. WMB and Buyer shall share equally all costs associated with the retention of such escrow agent.

     5.19 Transferred Assets. No more than 10 days prior to the Closing Date, Buyer shall provide to WMB a list of the equipment, personal property and other fixed assets it shall purchase from WMB, which shall be attached to this Agreement as Schedule 5.19.

     5.20 DP Information. WMB agrees to deliver to Buyer within two weeks of executing this Agreement a preliminary draft of certain data processing information (the "DP Information") then in existence on WMB's data processing system that relates to the Deposit Liabilities and Loans. Additionally, WMB agrees to deliver to Buyer within 30 days prior to and at the Closing Date all DP Information on WMB's data processing system that relates to the Deposit Liabilities and Loans. For Loans this shall include, but not be limited to, the account number, the name of the account owner, the type of account and maturity date (if a certificate of deposit), the account balance, accrued and unpaid interest, and the interest rate. The Buyer agrees and understands that when the DP Information is delivered by WMB it may be in a form that is not compatible with the Buyer's data processing system. WMB will bear the cost of preparing the DP Information to be received by the Buyer in WMB form. The Buyer will bear the cost incurred to receive the DP Information.

     5.21 North Bend Banking Office. WMB will extend the lease with respect to the Banking Office located in North Bend for a term ending on June 30, 2007 and otherwise in substance reasonably satisfactory to Buyer. WMB and Buyer agree that if the Closing does not occur for any reason other than a termination of this Agreement pursuant to Sections 10.1(b) or 10.1(d), Buyer will pay WMB an amount equal to the lesser of (i) twelve month's lease payments under such extended lease, excluding common area charges or (ii) WMB's actual expenses incurred in connection with its good faith efforts to terminate such lease or to sublease such Banking Office, including but not limited to lease payments and advertising expenses.

     5.22  Environmental Survey.

          (a) As soon as practicable following the execution of this Agreement, Buyer shall engage a company of Buyer's choosing to prepare Phase I environmental survey of the Real Property and to deliver a copies of the survey to Buyer and to WMB. WMB shall bear the cost of the survey.

          (b) During a period of fifteen (15) days following the delivery of the survey (or, in the event the survey is delivered with respect to individual parcels of the Real Property on which individual Banking Offices are located, the delivery of such portion of the survey with respect to such individual parcels) to Buyer, Buyer shall have the right to deliver a written notice to WMB excluding from the assets to be acquired by Buyer pursuant to this Agreement the real property owned by WMB on which one or more Banking Offices is located (the "Excluded Real

Property"). If Buyer fails to provide such notice on a timely basis, Buyer shall not be permitted to exclude any Real Property pursuant to this Section 5.22.

          (c) In the event Buyer provides the notice described in Section 5.22(b), WMB and Buyer will negotiate and enter into a mutually acceptable lease with respect to each Banking Office located on Excluded Real Property. The parties agree that any such lease shall include a five year term at a market rate and shall provide Buyer with the option to purchase the applicable Excluded Real Property at the termination of such lease at a purchase price determined by a third party property appraisal.

     5.23 Delinquent Loan Report. At Closing, WMB will deliver to Buyer a report listing each Transferred Loan that, as of such date, is 60 days delinquent and each Transferred Loan that, as of such date, is 30 days delinquent.

                                   ARTICLE VI

                             CLOSING TRANSACTIONS

     6.1  Estimate and Payment of Payment Amount.

          (a) As of a date agreed to by WMB and Buyer three to six business days prior to the Closing Date, Buyer and WMB will compute an amount (the "Estimated Amount") equal to what the Payment Amount would be on such date.

          (b) At Closing, WMB will deliver and pay to Buyer the Estimated Amount in immediately available funds.

          (c) The Payment Amount will be calculated in the manner set forth in Article 12 and post-closing adjustments and transactions will be handled as set forth in Article 12.

     6.2 Documents, Instruments, Certificates, Etc. to be Delivered by WMB at the Closing. At the Closing, WMB will deliver to Buyer:

          (a) Deeds substantially in the form of Exhibit A hereto for the Real Property;

          (b) Assignments and Assumption Agreements substantially in the form of Exhibit B hereto for all Assumed Contracts and the Deposit Liabilities;

          (c) Bill of Sale and Assumption Agreement substantially in the form of Exhibit C hereto for all other personal property Assets;

          (d) Copies of the Charter and By-laws of WMB certified by WMB's Secretary or Assistant Secretary;

          (e) Certificates signed by duly authorized officers of WMB to the effect that:

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



              (i) The representations and warranties of WMB are true and correct (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date except as to any representation or warranty that specifically relates to an earlier date and except where the failure of such representations and warranties to be true and correct would not have and would not be reasonably expected to have in the aggregate a Material Adverse Effect on the Banking Offices; and

               (ii) The covenants of WMB to be performed on or before the Closing Date have been performed and complied with in all material respects (without reference to any materiality standard therein);

          (f) Resolutions of WMB, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (g)  Title insurance policy described in Section 4.2(d); and

          (h) Such other documents, instruments and certificates as Buyer or its counsel may reasonably request.

     6.3 Instruments, Documents, Certificates, Etc. to be Delivered by Buyer at the Closing. At the Closing, Buyer will deliver to WMB:

          (a) Certificates signed by duly authorized officers of Buyer to the effect that:

               (i) The representations and warranties of Buyer are true and correct in all material respects (without reference to any materiality standard therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date except as to any representation or warranty that specifically relates to an earlier date and except where the failure of such representations and warranties to be true and correct would not have and would not be reasonably expected to have in the aggregate a Material Adverse Effect on Buyer;

               (ii) The covenants of Buyer to be performed on or before the Closing Date have been performed and complied with in all material respects (without reference to any materiality standard therein);

          (b) Resolutions of Buyer, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (c)  A certified copy of the Charter and By-laws of Buyer; and

          (d) Such other documents, instruments and certificates as WMB or its counsel may reasonably request.

     6.4 Notes and Security Agreements. In order to assign each Transferred Loan to Buyer, on or prior to Closing WMB will endorse the promissory note associated with each Transferred Loan. On or prior to Closing, WMB will also prepare and execute assignments of trust deeds and amendments of Uniform Commercial Code filings. Buyer will be responsible for the filing of any such assignments and amendments following the Closing.

     6.5 Current Information. WMB will update the information provided in the schedules to this Agreement prior to Closing.

                                   ARTICLE VII

                      REPRESENTATIONS AND WARRANTIES OF WMB

     To induce Buyer to enter into this Agreement, WMB hereby represents and warrants to Buyer as follows:

     7.1 Organization. WMB is a stock savings bank duly organized and validly existing under the laws of the State of Washington and is authorized to conduct the business of a savings bank under applicable laws.

     7.2 Authority. WMB has the corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement and the execution and delivery of this Agreement, and performance of the obligations hereunder, have been approved by the Board of Directors of WMB and this Agreement constitutes a valid and binding obligation of WMB, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, receivership, conservatorship, reorganization, and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles. No approval of its shareholder is required in connection with the transaction contemplated by this Agreement.

     7.3 Legal Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of WMB, threatened against or affecting the Assets or the Liabilities that would be reasonably expected to have a Material Adverse Effect on the Banking Offices. WMB has not received notice from any governmental agency, instrumentality or department of the United States, the State of Oregon or any other state indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

     7.4 Finders or Brokers. Except as set forth on Schedule 7.4, WMB has not engaged or employed a broker or finder in connection with this Agreement or the transactions contemplated hereunder.

     7.5 Compliance with Applicable Law. Except where failure to do so would not have or be reasonably expected to have in the aggregate a Material Adverse Effect on the Banking Offices, WMB holds all licenses, certificates, franchises, permits and other governmental authorizations necessary for the lawful conduct of the business and operations of the Banking Offices, and such licenses, certificates, franchises, permits and other governmental authorizations are in full force and effect and WMB is in compliance therewith. The business and operations of the Banking Offices have been and are being conducted in compliance with all applicable laws, rules, regulations and authorities except where failure to do so would not have and would not be reasonably expected to have in the aggregate a Material Adverse Effect on the Banking Offices.

     7.6  Real Property.

          (a) Other than those with affiliates of WMB, there are no leases, subleases, licenses or similar agreements permitting any party to lease, use or occupy space in any of the Banking Offices or in the Real Property. There are no outstanding options to purchase or similar agreements with respect to the Real Property.

          (b) Subject to the provisions of Section 5.15, other than as specifically set forth above, WMB makes no representations or warranties with respect to, and shall have no liability for: (i) the condition of the Real Property or the Leased Real Property or any buildings, structures or improvements located on the Real Property or the Leased Real Property or the suitability of the property for habitation or for Buyer's intended use or for any use whatsoever; (ii) any applicable building, zoning or fire laws or regulations or with respect to compliance therewith or with respect to the existence of or compliance with any required permits, if any, of any governmental agency; (iii) the availability or existence of any water, sewer or utilities, any rights thereto, or any water, sewer or utility districts;
(iv) access to any public or private sanitary sewer system; or (v) the presence of any hazardous substances in any improvements on the Real Property or the Leased Real Property, including without limitation asbestos or urea-formaldehyde, or the presence of any environmentally hazardous wastes or materials on or under the Real Property or the Leased Real Property. Without limiting the generality of the foregoing, WMB shall have no liability to Buyer with respect to the condition of the Real Property under common law, or any federal, state, or local law or regulation, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C.A. sections 9601 et seq. and Buyer hereby releases and waives any and all claims which the Buyer has or may have against WMB under any such laws or with respect to the condition of the Real Property or the Leased Real Property. Buyer acknowledges to WMB that Buyer is given the opportunity under this agreement to fully inspect the Real Property or the Leased Real Property and Buyer assumes the responsibility and risks of all defects and conditions, including such defects and conditions, if any, that cannot be observed by casual inspection. Without limiting the generality of the foregoing, by closing the transaction as contemplated herein, Buyer agrees that: (i) Buyer shall be deemed to have accepted all risk associated with adverse physical characteristics and existing environmental conditions that may or may not have been revealed by Buyer's investigation of the Real Property or the Leased Real Property or any reports provided or made available to Buyer, and (ii) as between WMB and Buyer, Buyer shall be deemed to have accepted all costs and liabilities associated in any way with the physical and environmental condition of the Real Property or the Leased Real Property. Buyer acknowledges and agrees that WMB makes no representations or warranties regarding the truth, accuracy or thoroughness of the investigation, preparation or content of any such reports, or the competence or ability of the persons or companies preparing such reports. Buyer agrees that, by closing the transaction contemplated herein, Buyer will have had an opportunity to review such reports prior to the closing date in order to make an independent verification of the information contained therein, and that Buyer and its environmental consultants will have had an opportunity to conduct tests on the Real Property or the Leased Real Property.

          (c) No notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or any covenant, condition, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given to WMB by a governmental authority having jurisdiction over the Real Property or by any other person entitled to enforce the same, except where such violations would not have and would not reasonably be expected to have a Material Adverse Effect on the Banking Offices.

          (d) To the best of WMB's knowledge, there is no plan, study or effort by any governmental authority or any nongovernmental person or agency which may adversely affect the current or planned use of the Real Property. To the best of WMB's knowledge and except as set forth on Schedule 2.1, there is no existing, proposed or contemplated plan to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would have a Material Adverse Effect on the Banking Offices.

          (e) Except as set forth on Schedule 2.1, WMB has not subjected, and will not subject or suffer to be subjected hereafter the Real Property or any portion thereof to any lease, sublease, tenancy, occupancy agreement or similar right, mortgage, deed of trust, lien, encumbrance, claim, charge, covenant, condition, restriction, easement, right of way or other matter affecting the Real Property or any portion thereof that would have a Material Adverse Effect on the Banking Offices.

          (f) WMB has, and on the Closing Date will have, good and marketable title to the Real Property.

          (g) WMB has, and on the Closing Date will have, valid leases under which it is entitled to occupy and use the Leased Real Property.

     7.7 Title to Personal Property. WMB has, and on the Closing Date will have, good and marketable title to the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, included among the Assets free and clear of all liens, encumbrances, and charges, except for those shown in Schedule 2.1.

     7.8 Taxes. All tax information reporting and filing requirements and all other requirements relating to tax returns and reports with respect to the business or operations of the Banking Offices or the Assets or the Liabilities have been complied with by WMB as of the date hereof and will have been complied with as of Closing except for tax returns not yet due (including appropriately filed extensions) and with respect to which WMB agrees that the returns will be timely filed.

     7.9 Non-Contravention. The execution and delivery of this Agreement by WMB does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of or default under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or, except as set forth on Schedule 7.9 hereto, agreement, indenture,or instrument to which WMB is subject, which breach, violation, or default would have a Material Adverse Effect on the Banking Offices or on WMB; or (ii) a breach or violation of or a default under the Charter or By-Laws of WMB. Except as set forth on
Schedule 7.9, the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, consent, decree, order, governmental permits, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than those referred to in Section 4.1, the required approvals of the applicable regulatory authorities or the approvals required to be delivered pursuant to Section 4.2(h).

     7.10 Loans.

          (a) WMB has good title to and is the sole owner of record of each Transferred Loan as of the date of this Agreement and of the indebtedness represented by the notes evidencing such Loans (the "Notes"), in each case of record and free of any lien, encumbrance or claim by any other person.

          (b) No Transferred Loan transferred to Buyer at the Closing will be delinquent 90 or more days, on non-accrual status or classified by WMB as "substandard.".

          (c) To the best of WMB's knowledge, no Transferred Loan is subject to any rights of rescission, set-off, counterclaim or defense, and, except as previously disclosed in writing to Buyer, no such rights or defenses have been asserted with respect thereto.

          (d) To the best of WMB's knowledge, no approval or consent of the borrower is required with respect to the transfer to Buyer of any Transferred Loan.

          (e) Each of the Transferred Loans has been originated in conformity with then applicable law and has been documented in such a manner so as to render the rights and remedies of the holder thereof adequate for the realization against the collateral securing the obligations of such Transferred Loan.

          (f) Except as expressly set forth in this Section 7.10, WMB makes no representation or warranty in respect of the Transferred Loans and shall have no liability for any losses, costs damages or expenses in respect thereof.

     7.11 FDIC Insurance. The deposits at the Banking Offices are insured by the FDIC to the extent permitted by applicable law.

     7.12 Employment Agreements. Except as set forth in Schedule 7.12, none of the Transferred Employees are party to any written employment or deferred compensation agreement with WMB or any affiliate. WMB is not a party to any contract or arrangement with any union relating to the business conducted at the Banking Offices, and WMB is not aware of any pending organizational efforts at the Branch Offices. To the best of WMB's knowledge, there has been no indication to WMB that a union organizational effort or labor disturbance is likely at the Banking Offices prior to the Closing Date. To the extent required by law, as of the Closing Date, WMB will have provided all required notification under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to all former employees of WMB at the Banking Office after Closing Date and to all other persons who become "qualified beneficiaries" under COBRA with respect to any group health plans maintained by WMB for its employees, and WMB will have provided any required COBRA coverage to all such former employees and other qualified beneficiaries of WMB who elect COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.

     7.13 Safe Deposit Boxes. WMB is in material compliance with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes located in the Banking Office.

     7.14 Deposit Liabilities. WMB has properly accrued interest on the Deposit Liabilities and its records respecting the Deposit Liabilities accurately reflect such accruals of interest except where failure to do so would not have a material adverse effect on the Banking Offices. WMB has delivered to Buyer a true and correct copy of the current account forms for each of the types of Deposit Liabilities offered by WMB out of the Banking Offices. Except as expressly set forth in this Section 7.14, WMB makes no representation or warranty in respect of the Deposit Liabilities and shall have no liability for any losses, costs damages or expenses in respect thereof.

     7.15 Representations Complete. No representation or warranty by WMB in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

     7.16 Survival. All representations and warranties made in this Agreement by WMB will survive until April 30, 2003.

     7.17 Employees. None of the Transferred Employees are, nor to WMB's knowledge are any of the Transferred Employees entitled to be, receiving benefits under any WMB long term disability program.

                               ARTICLE VIII

                       REPRESENTATIONS AND WARRANTIES
                                  OF BUYER

     To induce WMB to enter into this Agreement, Buyer hereby represents and warrants to WMB as follows:

     8.1 Organization. Buyer is duly incorporated, validly existing and in good standing as a federal savings association.

     8.2 Authority. Buyer has the corporate power and authority to enter into and perform its obligations this Agreement. This Agreement and the execution and delivery of this Agreement has been approved by the Board of Directors of Buyer and this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, receivership, conservatorship, reorganization, and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles. No approval of its shareholders is required in connection with the transactions contemplated by this Agreement.

     8.3 Non-Contravention. The execution and delivery of this Agreement by Buyer does not, and subject to the receipt of the aforementioned approvals and consents, the consummation of the transactions contemplated hereby by Buyer will not constitute (i) a breach or violation of or default under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or agreement, indenture, or instrument to which Buyer is subject, which breach, violation, or default would have a Material Adverse Effect on the Buyer; or (ii) a breach or violation of or a default under the Charter or By-Laws of Buyer. The consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, consent, decree, order, governmental permits, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than those referred to in Section 4.1, the required approvals of the applicable regulatory authorities or the approvals required to be delivered pursuant to Section 4.2(h).

     8.4 Legal Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer which would have or be reasonably expected to have a Material Adverse Effect on Buyer. Buyer has not received notice from any governmental agency, instrumentality or department of the United States or any state indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

     8.5 Finders or Brokers. Except as set forth on Schedule 7.4, Buyer has not engaged or employed a broker or finder in connection with this Agreement or the transaction contemplated hereunder.

     8.6 Representations Complete. No representation or warranty made or given by Buyer in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

     8.7 Survival. All representations and warranties made in this Agreement by Buyer will survive one year after the Closing Date.

                                    ARTICLE IX

                                 INDEMNIFICATION

     9.1 Indemnity Procedures. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought on account of an indemnity contained in Section 5.8 or 5.9, the party seeking indemnification (the "Indemnitee") will give notice thereof to the party from whom indemnification is sought (the "Indemnitor"), within sufficient time to enable the Indemnitor to respond to such claims or answer or other plea in such action. The omission of such Indemnitee so to notify promptly the Indemnitor of any such claim, demand, assessment, suit, action, or proceeding will not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith on account of the indemnity contained in Section 5.8 or
5.9 unless and only to the extent that the Indemnitor is prejudiced thereby. In the event any claim, demand, or assessments will be asserted or suit, action, or proceeding commenced against an Indemnitee, the Indemnitee will notify the Indemnitor of the commencement thereof, and the Indemnitor will be entitled to participate therein and, to the extent that it may elect to do so, to assume the defense, conduct, or settlement thereof, using counsel approved by the Indemnitee, which approval will not unreasonably be withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct, or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such defense, conduct, or settlement. The Indemnitee will (i) cooperate with the Indemnitor in connection with any such claim, demand, assessment, suit, action, or proceeding; (ii) make personnel, books, and records relevant thereto available to the Indemnitor; and (iii) grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as such Indemnitor may reasonably consider desirable and as such Indemnitee may reasonably consider necessary in connection therewith.

     9.2 Liability Thresholds. Notwithstanding anything in this Article to the contrary, no amount will be payable by an Indemnitor pursuant to this Article or Sections 5.8 or 5.9 with respect to breaches of representations and warranties or any covenant in Section 5.3 unless and until the aggregate indemnified losses asserted for such breaches by the Indemnitor equals or exceeds $500,000 (the "Liability Threshold"). Once the Liability Threshold for the Indemnitor is reached, the Indemnitee will be entitled to the benefit of this indemnity for such breaches to the extent of any and all losses above the Liability Threshold.

     9.3 Claims Survival Period. Notwithstanding any other provision herein, no claim may be asserted under this Agreement unless the Indemnitee gives the other party notice of such claim before April 30, 2003; provided, that where notice of such claim has been timely given, such claim will survive beyond April 30, 2003.

     9.4 Exclusive Remedy. If the transaction closes, the rights of indemnification of either party under this Article will be the exclusive remedy as to any matters addressed in this Agreement, except as otherwise set forth in Article XII and Section 13.11. Prior to the Closing, the rights of the parties set forth in Article X and in Section 13.11 will be the exclusive remedies of the parties as to the matters addressed therein.

     9.5 Subrogation. Following indemnification as provided for hereunder, the Indemnitor will be subrogated to all rights of the Indemnitee with respect to all persons relating to the matter for which indemnification has been made.

     9.6 Insured Losses. Notwithstanding any other term or provision of this Agreement, the Indemnitor will not be required to indemnify the Indemnitee for a loss to the extent that the Indemnitee receives insurance payments covering such loss; provided, that this provision would not result in the loss of, or a requirement to repay, such insurance by the Indemnitee. In the event that insurance is not paid to the Indemnitee to cover the full amount of the loss, the Indemnitor will remain liable for the difference between the insurance payment as described above and the amount of the loss.

     9.7 Arbitration. Any controversy or claim between or among WMB and Buyer, including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, will be determined by arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any single controversy or claim between or among WMB and Buyer, including but not limited to one arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, in which the amount in dispute exceeds $500,000 will be determined by arbitration by a panel of three arbitrators in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the AAA. All statutes of limitations which would otherwise be applicable will apply to any arbitration proceeding under this paragraph. Judgment upon the award rendered may be entered in any court having jurisdiction.

                                  ARTICLE X

                                 TERMINATION

     10.1 Termination of Agreement. This Agreement will terminate and be of no further force or effect as between the parties hereto, except as to the liability of Buyer under Section 5.21 and the liability for any willful breach of any material covenant, agreement, representation, or warranty occurring or arising prior to the date of termination, upon the occurrence of any of the following:

           (a) Immediately upon the expiration of thirty (30) days from the date that WMB has given notice to Buyer of a breach or default by Buyer in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination will be effective if, within such thirty (30) day period, Buyer will have substantially corrected and cured to WMB's reasonable satisfaction the grounds for termination as set forth in such notice of termination or WMB will have waived such default or breach or will have extended the time for such cure;

           (b) Immediately upon the expiration of thirty (30) days from the date that Buyer has given notice to WMB of a breach or default by WMB in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination will be effective if, within such thirty (30) day period, WMB will have substantially corrected and cured to Buyer's reasonable satisfaction the grounds for termination as set forth in such notice of termination or Buyer will have waived such default or breach or will have extended the time for such cure;

           (c) By either Buyer or WMB if the Closing has not occurred on or before August 31, 2001, or

           (d) By Buyer as provided in Section 5.15 or by Buyer, pursuant to written notice by Buyer to WMB, if any of the conditions set forth in Section
4.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Buyer, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied.

          (e)  By WMB if Buyer has not received the approvals required under
Section 4.1(a) on or prior to August 15, 2001 or by WMB, pursuant to written notice by WMB to Buyer, if any of the conditions set forth in Section 4.3 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of WMB, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied.

     10.2 Immaterial Breach. Notwithstanding anything to the contrary contained herein, no party hereto will have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by the other party hereto of any covenant, agreement, representation, warranty, duty, or obligation hereunder.

     10.3 Waiver of Right to Terminate. Any party may, at its election, waive in writing any of its respective rights to terminate this Agreement under the foregoing provisions of this Article 10, and the parties will be deemed to have waived such rights from and after the Closing Date even though actual settlement may have been delayed pursuant to the provisions of Article 12 or otherwise.

     10.4 Effect of Termination. Except as otherwise provided in this Agreement, in the event of termination of this Agreement, each party is responsible for its own expenses and neither party will be liable in damages to the other unless termination results from the willful breach or default of this Agreement by one of the parties, provided, however that Buyer will be liable to WMB for any liabilities arising pursuant to Section 5.21.

                                  ARTICLE XI

                           EFFECT ON THIRD PARTIES

     Except as otherwise provided by law, neither the rights of creditors and depositors of WMB, nor any liability or obligation for payment of money, nor any claim or cause of action against WMB will be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons will remain unimpaired, but Buyer will succeed to all such obligations and liabilities which are actually included among the Liabilities as of the Closing Date and will be liable from then and thereafter to pay, discharge, and perform all such liabilities and obligations of WMB assumed pursuant to this Agreement and in connection with the transactions contemplated hereunder in the same manner as if Buyer had itself incurred the liabilities or obligations, and Buyer will succeed to all of the rights, offsets, and defenses of WMB in connection therewith.

                                  ARTICLE XII

               SETTLEMENT, ADJUSTMENTS AND TRANSITIONAL MATTERS

     12.1 Post-Closing Calculations and Settlements. Within fifteen (15) calendar days following the Closing Date, Buyer and WMB will compute the amount of the Payment Amount according to the provisions of Section 3.1, and if the actual Payment Amount is different from the Estimated Amount calculated as provided in Section 6.1, then Buyer (if the Estimated Amount exceeds the Payment Amount) or WMB (if the Payment Amount exceeds the Estimated Amount) will immediately pay such excess amount in immediately available funds to the other party, together with interest on such excess from the Closing Date to the date of payment at a simple per annum rate, without any compounding, at the effective federal funds rates (based on the average of the closing bid and offered quotations) as published daily by the Wall Street Journal. Any additional payments or adjustments arising out of this Agreement may be computed and paid, with interest calculated pursuant to this Section 12.1, in subsequent settlements by mutual agreement of the parties.

     12.2 Disputes as to Calculations. Buyer and WMB agree to use their best efforts to agree on the calculation of the Payment Amount. In the event that the parties should fail to agree on either calculation, the parties agree to refer the matters in dispute with respect to such calculations to an independent firm of certified public accountants of national standing reasonably acceptable to Buyer and WMB, and Buyer and WMB agree to be bound by the determination of such firm with respect to the disputed matter relating to the calculation of the Payment Amount. Buyer and WMB agree to share equally the fees and charges of such accounting firm for its services in resolving such dispute. If in the resolution of the dispute, it is determined that one party owes an amount to the other party, the paying party will also pay interest on such amount from the date it should have been paid to the date of payment at the same rate as provided in Section 12.1.

     12.3 Check Processing and Reimbursements. For a period of four months after the Closing Date, WMB will continue to clear checks or drafts drawn on checking accounts, NOW accounts and money market deposit accounts drawn on accounts transferred to Buyer pursuant to this Agreement, and Buyer will reimburse WMB for the amount of funds paid on such checks or drafts as herein provided. During such four month period, WMB or its servicing agent will transmit by facsimile to Buyer by 7:30 p.m. each day a report of all such checks or drafts for such day, and Buyer will pay WMB the amount of such checks and drafts by the close of the following business day by means of a wire transfer from Buyer's account to WMB's account; WMB will provide Buyer with wiring instructions at or prior to Closing. During such four month period, WMB or its servicing agent will place all such checks or drafts received for collection on Deposit Accounts into the possession of a courier for delivery to Buyer by the morning of the second business day following such receipt. Buyer will be responsible for determining if each such check or draft delivered is properly payable. If any such check or draft is not properly payable, Buyer may dishonor such check or draft and return it to WMB, which will return such check or draft to the Federal Reserve Bank with jurisdiction over WMB and Buyer for credit to WMB's account. WMB will be obligated to reimburse Buyer for such amount, and it is agreed that Buyer may deduct the amount of any returned check or draft from its next daily transfer of funds. However, WMB will have no obligation to reimburse Buyer in the event its account at the Federal Reserve Bank is not so credited, and, in such an event, Buyer will be obligated to pay back to WMB the amount it had previously deducted pursuant to the preceding sentence. After the four month period, WMB will not accept any such checks and such checks will be returned marked "UTL" (unable to locate). Any additional charges by WMB's servicing agent in order to comply with this Section 12.3 will be shared equally between Buyer and WMB.

     12.4 ACH Transactions. With respect to the direct pay and automated clearing house transactions requested by customers of the acquired branch after the Closing Date, Buyer agrees to use its best efforts to notify, within 30 days after Closing, the appropriate Federal Reserve Bank to redirect such direct pay and automated clearing house transactions from WMB to Buyer. WMB agrees that for a period of four months following the Closing Date it will effectuate such requests in the same manner and with the same diligence as it would have prior to the Closing Date. WMB agrees to provide Buyer with the daily detail necessary for Buyer to timely credit or debit the customer's account and to allow Buyer to send Notifications of Changes. WMB and Buyer agree to a timely net daily settlement of these transactions. At the end of such period of four months, WMB will discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed." Buyer agrees to reimburse WMB for any reasonable out of pocket expenses incurred by WMB in complying with this Section 12.4. The parties may agree to other procedures to handle ACH transactions.

     12.5 Returned Items. With respect to any items that are credited as of the Closing Date to an account being transferred to Buyer pursuant hereto that are returned unpaid ("Returned Item"), and if there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at the Banking Office of Buyer standing in the name of the party liable for such Returned Item, and if Buyer has a right of charge-back against the account to which such Returned Item was credited or a right of set-off against such other accounts in respect of the charge-back, Buyer will debit any or all of such accounts an amount equal in the aggregate to the Returned Item and will repay that amount to WMB, reduced, however, by the amount of the Premium, if any, attributable to such Returned Item. If the charge-backs or set-offs do not provide sufficient funds for such purposes, Buyer will have no obligation to repay WMB the amount of such deficiency unless and until Buyer obtains reimbursement from the party liable for the Returned Item.
Buyer will use commercially reasonable efforts to obtain such reimbursement.

     12.6 Records and Financial Information. The party having control of the relevant records and financial information used in connection with any adjustment provided for in this Article 12 will, at the expense of the other party, certify the accuracy of such record and financial information if so requested by the other party.

     12.7 Pre-Closing Training. WMB and Buyer will agree to mutually acceptable terms and conditions under which Buyer may provide training to the Transferred Employees, including the placement of one or more training terminals in the Banking Offices and reasonable access to the Banking Offices. Any such training will be conducted at times and in a manner that will not interfere with the business activities of the Banking Offices. Buyer will reimburse WMB for the time spent by any Transferred Employees in connection with such training activities, whether such activities take place at a Banking Office or off-site, and for any reasonable measures taken by WMB to mitigate the impact of such training on the business activities of the Banking Offices

(including, by way of example and not limitation, the use of temporary workers or the scheduling of overtime). Buyer also will reimburse all related, reasonable travel expenses to WMB or the Transferred Employees, as appropriate.

     12.8 Electronic Installation. Buyer shall have a reasonable right to enter the Banking Offices in the thirty (30) calendar day period prior to the Closing Date for the purpose of installing necessary wiring for Buyer's teller terminals and data processing equipment to be utilized after the Closing, subject to satisfaction by Buyer of the following conditions:

           (a) reasonable advance notice of such entry shall be given to WMB, such entry shall comply with WMB's security procedures and WMB shall have the right to have its employees or contractors present to inspect the work being done;

           (b) all such work shall be done so as not to unreasonably interfere with WMB's business in the Banking Office; and

           (c) all such work will be done in compliance with the laws and applicable governmental regulations and Buyer shall be responsible for the procurement, at Buyer's expense, of all required governmental or administrative permits and approvals.

     Buyer agrees that if for any reason the transactions contemplated hereunder are not consummated, Buyer will, at its sole cost and expense, remove any installations it shall have made in the Banking Offices and shall repair and restore the Banking Offices to their condition immediately prior to such installation.

     12.9 Conversion Delay. Unless such failure is the direct result of any breach of this Agreement by WMB, in the event that Buyer fails to complete the systems conversions with respect to the Banking Offices by September 10, 2001, Buyer agrees to pay WMB $7,500 per processing day between September 10, 2001 and September 15, 2001, and $15,000 per processing day thereafter until the conversion process is complete. Buyer acknowledges that conversions will not be permitted from September 15, 2001 through and including September 30, 2001.

                                ARTICLE XIII

                               MISCELLANEOUS

     13.1 Expenses. Except as is otherwise specifically provided in this Agreement, whether the Closing takes place or whether this Agreement is terminated, each party will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys' fees, accounting fees and other expenses.

     13.2 Notices. All notices, demands, and other such communications hereunder must be in writing and will be deemed to have been duly given if delivered in person or by Federal Express or similar overnight courier service, fees prepaid, or otherwise actually delivered, as follows:

           (a)  If to WMB, to:

                                 Washington Mutual Bank
                                 The Washington Mutual Tower
                                 1201 Third Avenue   WMT 1501
                                 Seattle, Washington  98101
                                 Attention:     James B. Fitzgerald

                with copy to:

                                 Heller Ehrman White & McAuliffe LLP
                                 Suite 6100
                                 701 Fifth Avenue
                                 Seattle, WA 98104-7098
                                 Attention:     Bernard L. Russell, Esquire

           (b)  If to Buyer, to:

                                 Klamath First Federal Savings and Loan
                                   Association
                                 540 Main Street
                                 Klamath Falls, OR 97601
                                 Attention:     Kermit K. Houser

                                 with copy to:

                                 Breyer & Associates PC
                                 1100 New York Avenue, N.W.
                                 Suite 700 East
                                 Washington, D.C. 20005-3934
                                 Attention:     John F. Breyer, Jr., Esquire

     The persons or addresses to which deliveries will be made may change from time to time by notice given pursuant to the provisions of this Section 13.2.

     13.3 Successors and Assigns. All terms and provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns, provided, however, that this Agreement and all rights, privileges, duties, and obligations of the parties hereto may not be assigned or delegated by either party hereto prior to the day after the Closing Date without the written consent of the other party to this Agreement and provided further that in case of any such assignment or delegation, the party assigning or delegating also will remain responsible as a party hereto.

     13.4 Third-Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto (except for Section 5.12, which is intended to benefit third party beneficiaries).

     13.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together constitute one instrument.

     13.6 Governing Law. This Agreement is made and entered into in the State of Oregon, and the laws of that State govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

     13.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

     13.8 Entire Agreement; Limitations. The making, execution, and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties, or agreements other than those herein expressed. This Agreement (including exhibits and schedules hereto) embodies the entire understanding of the parties and supersedes any prior agreements or understandings, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except for the Confidentiality Agreement, which remains in full force and effect. This instrument and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the parties or their duly authorized agents.

     13.9 Confidentiality. The undertakings in Section 5.1 with regard to confidentiality and in the Confidentiality Agreement will survive termination of this Agreement and the Closing. It is understood and agreed that this Agreement (including schedules and exhibits) will be filed with certain regulators.

     13.10 Press Releases. No press release will be issued relating to the transactions contemplated by this Agreement without prior approval of WMB and Buyer. However, either WMB or Buyer may issue at any time any press release it believes, on the advice of its counsel, it is obligated to issue to avoid liability under any law relating to disclosures, but the party issuing such a press release will make every reasonable effort to give the other party prior notice and an opportunity to participate in such release and any press release must conform to the confidentiality provisions of Section 13.9. It is understood and agreed that certain public notices must be made in connection with regulatory approval of the transaction contemplated by this Agreement.

     13.11 Attorneys' Fees. In the event of any suit, action or proceeding arising out of or in connection with this Agreement (other than a dispute referred to an accounting firm as provided in Section 12.2), the prevailing party will be entitled to its costs, expenses and reasonable attorneys' fees incurred in connection with such suit, action or proceeding and on appeal

     13.12 Survival. Except as otherwise provided in this agreement and subject to any limitation set forth in this Agreement, the provisions of this Agreement shall survive Closing.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                         WASHINGTON MUTUAL BANK


                                         By:  /s/James B. Fitzgerald
                                              --------------------------------
                                              James B. Fitzgerald
                                              Senior Vice President



                                         KLAMATH FIRST FEDERAL SAVINGS
                                         AND LOAN ASSOCIATION


                                         By: /s/Kermit K. Houser
                                              --------------------------------
                                              Kermit K. Houser
                                              President and Chief Executive
                                               Officer

                                Exhibit 99


                      Press Release Dated May 29, 2001

                            Klamath First Bancorp [Logo]

Tuesday May 29, 9:05 am Eastern Time
Press Release

              Klamath First to Purchase 12 Western Bank Branches,
                  One Financial Center From Washington Mutual

     KLAMATH FALLS, Ore. & SEATTLE--(BUSINESS WIRE)--May 29, 2001-- Klamath First Bancorp, Inc. (Nasdaq:KFBI) and its subsidiary Klamath First, and Washington Mutual, Inc. (NYSE:WM )today announced that Klamath First will purchase 12 Western Bank branches and one Washington Mutual Bank financial center located in Oregon from Washington Mutual Bank.
      "These key locations strengthen our banking franchise and extend the breadth of our coverage into new regions of our state," said Kermit K. Houser,
Klamath First President and Chief Executive Officer.   "With the acquisition
of these branches we welcome a quality team of relationship bankers. In addition, we will assume an attractive mix of deposits that lower our cost of funds at Klamath First and a commercial portfolio that enhances our overall yield on loans."
     Houser added that the acquisition fits very well with Klamath's previously announced desire to become a more commercial bank-like financial institution.
      "We are excited by the opportunity to serve our existing and new customers in these communities," said Houser. "Both Klamath First and Washington Mutual are committed to making the transition as smooth as possible for all customers, employees and the local communities served by the branches. Customers will be notified directly as to how Klamath First will assist them with the transition," Houser continued.
     The transaction is expected to be completed by the end of the third quarter of 2001, pending regulatory approval. The sale includes deposit accounts and repurchase liabilities of approximately $416 million and loans of approximately $178 million. Post-transaction Klamath First will have approximately $1.4 billion in assets, $730 million in loans, $1.1 billion in deposits and 49 branches in 25 of Oregon's 36 counties. Klamath First expects to retain all 133 current employees of the acquired branches. The deposits are being purchased at an 8.0% premium, which based on current amounts, equates to approximately $33.0 million. The deposit premium creates a core deposit intangible, resulting in a reduction to Klamath First's regulatory capital. In connection with the transaction, Klamath First Bancorp, Inc. plans to secure additional capital by issuing debt instruments. Post-transaction the company will remain ``well-capitalized'' according to regulatory capital definitions. The transaction is expected to be immediately accretive to Klamath First Bancorp, Inc.'s earnings per share.
     Steve Pumphrey, Executive Vice President and Manager of Washington Mutual Business Banking, said the sale is part of a larger move designed to more closely align the company's business banking operations with its consumer banking business, which currently operates more than 1,100 financial centers in eight states. In the fourth quarter of 2001, Washington Mutual will integrate its remaining Western Bank branches under the Washington Mutual brand, which will allow both small- and mid-sized customers, and consumer customers to transact business at most of the bank's financial centers.
     Currently, Washington Mutual operates a dual strategy for its business bank: a full-service community bank branded Western Bank that operates from 45 branches in the Northwest, and a regional network of full-service business banking centers (BBCs) branded Western in the Northwest and WM Business Bank in California.
     "We have conducted a thoughtful evaluation of our branch networks to determine which locations are best suited to efficiently grow our combined business and consumer franchise," added Pumphrey. "As a result, we identified 13 financial centers primarily located along the Oregon Coast where we could not combine our operations to achieve our financial goals. We were very fortunate to find a partner who shares our commitment to delivering superior customer service.
     Klamath First will be acquiring a presence in the following Oregon cities: Astoria, Baker City, Bandon, Cave Junction, Clatskanie, Coos Bay (2), Florence, La Grande, North Bend, Seaside, and Tillamook (2).

     SAFE HARBOR CLAUSE: Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include those related to changes in interest rates and other economic conditions, particularly in the region where Klamath First Bancorp, Inc. operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, acquisitions and the integration of acquired businesses, credit risk management, change in government regulations affecting financial institutions, and other risks and uncertainties discussed from time to time in Klamath First Bancorp, Inc.'s SEC filings including its 2000 Form 10-K. Klamath First Bancorp, Inc. disclaims any obligation to publicly announce future events or developments that affect the forward-looking statements herein.

About Klamath First Bancorp, Inc.

     Klamath First Bancorp, Inc. (Nasdaq:KFBI - news) is a unitary savings and loan holding company headquartered in Klamath Falls, Oregon. The company's subsidiary, Klamath First, has a 66-year history, dating back to 1934, of serving Oregon individuals, families and small businesses. Consolidated assets were $1.0 billion at March 31, 2001 and net earnings were $4.6 million for the six months ending March 31, 2001. The company's press releases are available at www.klamathfirstfederal.com.

About Washington Mutual

     With a history dating back to 1889, Washington Mutual, Inc. (NYSE:WM - news) is a national financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At March 31, 2001, Washington Mutual and its subsidiaries had assets of $219.93 billion. Washington Mutual currently operates more than 2,300 consumer banking, mortgage lending, commercial banking, consumer finance and financial services offices throughout the nation. Washington Mutual's news releases are available at.www.wamu.com.


Contact:  Klamath First

     Kermit K. Houser, 541/882-3444 ext. 133
     Marshall J. Alexander, 541/882-3444 ext. 120
      or
     Washington Mutual
     Alan Gulick, 206/377-3637